EXHIBIT 99.1

Manya Chait/John Pellegrino

VistaPrint

781-734-2444

publicrelations@vistaprint.com

VISTAPRINT APPOINTS JOHN J. GAVIN, JR. TO BOARD OF DIRECTORS

Industry Veteran Brings 28 Years of Technology Finance Experience to the Company

and Will Serve as Chairman of the Audit Committee

Hamilton, Bermuda--August 22, 2006-- VistaPrint Limited (Nasdaq: VPRT), the leading online supplier of high-quality graphic design services and customized printed products to small businesses and consumers, today announced that John J. Gavin, Jr. has joined the Company's Board of Directors. Mr. Gavin, the CFO of NaviSite, Inc. (Nasdaq: NAVI), will also serve as the Chairman of VistaPrint's Audit Committee.

"John Gavin brings significant technology-related experience to our board having served as the CFO of three public technology companies," said Robert Keane, president and CEO of VistaPrint. "He is a terrific addition to our board and we look forward to working with him and gaining insight from his considerable knowledge. John will clearly add value across a spectrum of business issues, but we are particularly excited about his strong financial background and his resulting ability to lead our Audit Committee."

As Chief Financial Officer at NaviSite, Mr. Gavin oversees the company's financial, accounting, legal, human resources and SEC reporting functions.  Prior to joining NaviSite, Mr. Gavin served as senior vice president and CFO of Cambridge Technology Partners (Nasdaq: CATP), where he managed all worldwide financial functions of the company.  Previously, he spent 12 years at Data General (NYSE: DGN), where he served in the positions of CFO, vice president of finance, corporate controller and treasurer.  He also served as a member of the board of directors and chairman of the audit committee of Ascential Software Corporation for four years until its sale to IBM Corporation in April 2005.

"VistaPrint is an exciting opportunity, a fast paced company that is truly revolutionizing an industry through proprietary technology and an innovative business model," said Mr. Gavin. "I look forward to working with such a dynamic management team and dedicated board."

Separately, VistaPrint also announced today that Fergal Mullen, a general partner at the venture capital firm Highland Capital Partners, has decided to not stand for re-election at the end of his present term as a director of VistaPrint. Mr. Mullen's present term ends at the next annual meeting of VistaPrint shareholders, currently scheduled to take place on November 14, 2006. Mr. Mullen was the lead general partner in Highland's August 2003 and August 2004 investments in VistaPrint, which were the largest Highland investments in the firm's history.

Keane commented, "Fergal has been a valued member of our board since Highland's initial investment in August 2003.  We thank him for all he has done for the Company over the past three years."

"I have very much enjoyed my three years as a director of the company," said Mr. Mullen. "I wish Robert Keane, the company's management team and the other members of the company's Board of Directors all the best."

About VistaPrint

VistaPrint Limited (Nasdaq: VPRT) is the leading online supplier of high-quality graphic design services and customized printed products to small businesses and consumers. VistaPrint offers custom designed, full-color, low-cost printed products even in small quantities. Over 7 million small businesses and consumers have already chosen VistaPrint for products ranging from business cards and brochures to invitations and thank you cards. Products are printed at our two state-of-the-art plants in North America and Europe that total over 120,000 square feet of production space. A global company, VistaPrint employs more than 600 people and operates 16 localized web sites serving over 120 countries around the world. A broad range of design options are available online at www.vistaprint.com. VistaPrint's printed products are satisfaction guaranteed.

VistaPrint, the VistaPrint logo and VistaPrint.com are registered trademarks of VistaPrint. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.